Exhibit 99.1

Dunkin' Brands Reports First Quarter 2013 Results

First quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.7%

•	Added 108 net new restaurants worldwide including 78 net new Dunkin' Donuts in the U.S.

•	Adjusted operating income increased 12.2%

•	Adjusted operating income margin expanded 240 basis points to 43.7%

•	Adjusted EPS increased 16.0% to $0.29

CANTON, Mass. (April 25, 2013) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the first quarter ended March 30, 2013.

"Our business is strong, and we remain confident with our full-year financial targets for 2013, despite the significant impact weather had on both Dunkin' Donuts and Baskin-Robbins in the U.S. during the first quarter," said Nigel Travis, Chief Executive Officer, Dunkin' Brands Group, Inc. “Our U.S. restaurant operations have never been better, and our guest satisfaction survey results are the highest in recent brand history. We're encouraged by our momentum as we enter the second quarter and look forward to the start of key warmer weather selling seasons for both of our brands.”

"As a result of our focus on franchisee profitability, demand for the Dunkin' Donuts brand remains extremely high, as evidenced by the 78 net new Dunkin' Donuts restaurants added in the U.S. since the beginning of January, the highest number of openings during this period for the past five years,” says Paul Carbone, Dunkin' Brands Chief Financial Officer. “Expanding the Dunkin' Donuts brand across the U.S. is the engine for Dunkin' Brands growth in both the near- and long-term, and we look forward to sharing details on the highly attractive franchisee returns of the restaurants opened in 2012 at our upcoming Investor & Analyst Day.”

FIRST QUARTER 2013 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
	March 30, 2013	March 31, 2012	$ / #	%
Franchisee reported sales	$2,086.5	1,983.7	102.8	5.2%
Systemwide sales growth	5.2%	10.9%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	1.7%	7.2%
BR U.S. comparable store sales growth (decline)	(4.4)%	9.4%
DD International comparable store sales growth	1.3%	2.3%
BR International comparable store sales growth	4.2%	7.6%
Development data:
Consolidated global net POD development	108	82	26	31.7%
DD global PODs at period end	10,551	10,121	430	4.2%
BR global PODs at period end	7,016	6,755	261	3.9%
Consolidated global PODs at period end	17,567	16,876	691	4.1%
Financial data:
Revenues	$161.9	152.4	9.5	6.2%
Operating income	63.5	55.2	8.3	15.0%
Operating income margin	39.2%	36.2%
Adjusted operating income[1]	$70.7	63.0	7.7	12.2%
Adjusted operating income margin[1]	43.7%	41.3%
Net income	$23.8	26.0	(2.2)	(8.3)%
Adjusted net income[1]	31.1	30.6	0.5	1.7%
Earnings per share:
Common – basic	0.22	0.22	—	—%
Common – diluted	0.22	0.21	0.01	4.8%
Diluted adjusted earnings per share[1]	0.29	0.25	0.04	16.0%
Weighted average number of common shares – diluted (in millions)	108.2	121.3	(13.2)	(10.8)%
(amounts and percentages may not recalculate due to rounding)

1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, impairment charges, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the first quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more), as well as growth in Baskin-Robbins International sales.

Dunkin' Donuts U.S. comparable store sales growth in the first quarter was driven by increased average ticket resulting from guests purchasing more units per transaction, including add-on items such as hash browns and Turbo Shots, and positive mix as guests purchased more premium-priced limited time offer breakfast sandwiches and beverages, such as the Turkey Sausage Breakfast Sandwich, the Angus Steak Breakfast Sandwich, Dark Hot Chocolate, and Irish Creme flavors. Donut and K-Cup® sales were strong in the quarter driven by the Brownie Batter Heart Shaped Donuts, the Irish Creme Donut, and the launch of Dunkin' Donuts Caramel K-Cups®. Traffic growth in the quarter was significantly impacted by weather in Dunkin' Donuts U.S. core markets. Overall, transactions ended the quarter nearly flat. Weather is estimated to have negatively impacted comparable store sales by approximately 120 basis points versus the prior year.

Baskin-Robbins U.S. comparable store sales were negative during the first quarter primarily as a result of weather, which is estimated to have been negatively impacted by 600 basis points versus the prior year when it was unseasonably warm. Western markets, which were not impacted by weather, did experience comparable store sales growth during the quarter driven by sales of sundaes, take-home quarts, and a Valentine's Day custom Conversation Heart Cake promotion.

In the first quarter, Dunkin' Brands franchisees and licensees opened 108 net new restaurants around the globe. This includes 78 net new Dunkin' Donuts U.S. locations, 34 net new Baskin-Robbins International locations, two net new Baskin-Robbins U.S. locations, and six net closures for Dunkin' Donuts International. Additionally, Dunkin' Donuts U.S. franchisees remodeled 113 restaurants during the quarter.
Revenues for the first quarter increased 6.2 percent compared to the prior year primarily from increased royalty income from the increase in systemwide sales, as well as increased franchise fees driven by additional gross development and franchise renewals.
Operating income for the first quarter increased $8.3 million, or 15.0 percent, from the prior year primarily as a result of the increase in total revenues and continued general and administrative expense leverage, as well as costs incurred in the prior year related to a secondary offering. Adjusted operating income increased $7.7 million, or 12.2 percent, from the first quarter of 2012 also as a result of the increase in total revenues and continued general and administrative expense leverage.

Net income for the first quarter decreased by $2.2 million, or 8.3 percent, compared to the prior year as a result of $5.0 million of charges incurred in connection with the February 2013 debt repricing, a $4.1 million increase in interest expense, and a $0.9 million increase in income tax expense, offset by the $8.3 million increase in operating income. Adjusted net income increased by $0.5 million, or 1.7 percent, compared to the first quarter of 2012 as a result of the increase in adjusted operating income, offset by increases in interest expense and income tax expense.

Adjusted earnings per share increased by 16.0 percent on a diluted basis to $0.29 for the first quarter of 2013, as a result of the increase in adjusted net income as well as a decline in shares outstanding due to the repurchase of 15 million shares in August 2012.

FIRST QUARTER 2013 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	March 30, 2013	March 31, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.7%	7.2%
Systemwide sales growth	5.5%	11.5%
Franchisee reported sales (in millions)	$1,526.0	1,446.2	79.7	5.5%

Revenues:
Royalty income	$82,082	77,852	4,230	5.4%
Franchise fees	9,372	6,206	3,166	51.0%
Rental income	21,309	21,675	(366)	(1.7)%
Sales at company-owned restaurants	5,771	4,742	1,029	21.7%
Other revenues	1,100	579	521	90.0%
Total revenues	$119,634	111,054	8,580	7.7%

Segment profit	$86,855	79,941	6,914	8.6%

Points of distribution	7,384	7,060	324	4.6%
Gross openings	100	65	35	53.8%
Net openings	78	45	33	73.3%

Dunkin' Donuts U.S. revenues of $119.6 million represented an increase of 7.7 percent year-over-year. The increase in revenue was primarily a result of increased royalty income, increased franchise fees driven by additional gross development and franchise renewals, and additional sales at company-owned restaurants.

Dunkin' Donuts U.S. segment profit increased to $86.9 million, an increase of 8.6 percent over the prior year. The increase was driven by revenue growth, partially offset by costs related to the incremental sales at company-owned restaurants.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Dunkin' Donuts International	March 30, 2013	March 31, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.3%	2.3%
Systemwide sales growth	4.7%	4.8%
Franchisee reported sales (in millions)	$168.0	160.5	7.6	4.7%

Revenues:
Royalty income	$3,493	3,458	35	1.0%
Franchise fees	705	271	434	160.1%
Rental income	28	45	(17)	(37.8)%
Other revenues	397	174	223	128.2%
Total revenues	$4,623	3,948	675	17.1%

Segment profit	$2,558	3,161	(603)	(19.1)%

Points of distribution	3,167	3,061	106	3.5%
Gross openings	43	95	(52)	(54.7)%
Net closings	(6)	(7)	1	(14.3)%

Dunkin' Donuts International systemwide sales increased 4.7 percent from the prior year, driven by sales growth in South Korea and Southeast Asia. On a constant currency basis, systemwide sales increased by approximately 2 percent.

Dunkin' Donuts International revenues increased 17.1 percent from the prior year to $4.6 million, primarily resulting from an increase in franchise fees driven by franchise renewals, as well as an increase in other revenues driven by incremental transfer fee income.

Segment profit for Dunkin' Donuts International declined 19.1 percent to $2.6 million, primarily from a decline in income from our South Korea joint venture as a result of non-cash charges, losses realized from our new joint venture in Spain, and continued investments in personnel for the Dunkin' Donuts International business.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	March 30, 2013	March 31, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(4.4)%	9.4%
Systemwide sales growth (decline)	(5.7)%	10.8%
Franchisee reported sales (in millions)	$107.6	114.0	(6.3)	(5.6)%

Revenues:
Royalty income	$5,382	5,814	(432)	(7.4)%
Franchise fees	269	170	99	58.2%
Rental income	932	1,043	(111)	(10.6)%
Sales of ice cream products	961	948	13	1.4%
Sales at company-owned restaurants	—	85	(85)	(100)%
Other revenues	2,068	1,792	276	15.4%
Total revenues	$9,612	9,852	(240)	(2.4)%

Segment profit	$5,766	5,457	309	5.7%

Points of distribution	2,465	2,488	(23)	(0.9)%
Gross openings	15	6	9	150.0%
Net openings (closings)	2	(5)	7	n/m

Baskin-Robbins U.S. revenue declined 2.4 percent from the prior year to $9.6 million primarily from a decline in royalty income driven by a 5.7 percent decrease in systemwide sales as a result of a comparable store sales decline of 4.4 percent and fewer restaurants, offset by an increase in other revenues.

Segment profit for the Baskin-Robbins U.S. segment increased $0.3 million, or 5.7 percent, year-over-year primarily as a result of prior year investments in brand-building advertising, offset by the decline in revenues.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Baskin-Robbins International	March 30, 2013	March 31, 2012	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	4.2%	7.6%
Systemwide sales growth	8.3%	11.6%
Franchisee reported sales (in millions)	$284.8	263.0	21.8	8.3%

Revenues:
Royalty income	$2,265	2,007	258	12.9%
Franchise fees	197	266	(69)	(25.9)%
Rental income	146	149	(3)	(2.0)%
Sales of ice cream products	22,619	21,775	844	3.9%
Other revenues	201	44	157	356.8%
Total revenues	$25,428	24,241	1,187	4.9%

Segment profit	$9,319	7,282	2,037	28.0%

Points of distribution	4,551	4,267	284	6.7%
Gross openings	86	115	(29)	(25.2)%
Net openings	34	49	(15)	(30.6)%

Baskin-Robbins International systemwide sales increased 8.3 percent from the prior year driven by sales growth in South Korea and the Middle East, partially offset by sales declines in Japan. On a constant currency basis, systemwide sales increased by approximately 13 percent.

Baskin-Robbins International revenues increased 4.9 percent year-over-year to $25.4 million primarily from an increase in sales of ice cream to the Middle East, as well as an increase in royalty income driven by the increase in systemwide sales.

Segment profit increased 28.0 percent year-over-year to $9.3 million, resulting from an increase in net margin on ice cream driven by the increase in sales to the Middle East and reduced cost of ice cream products primarily resulting from the shift in manufacturing to Dean Foods. Also contributing to the increase in segment profit was an increase in income from our South Korea joint venture.

COMPANY UPDATES

•
On April 23, 2013, the Company announced that it will host its 2013 Investor & Analyst Day on May 7, 2013, beginning at 8:15 am ET. The event is by invitation only, however a live audio webcast of the conference including slide presentations will be accessible at investor.dunkinbrands.com.

•
The Company today announced that the Board of Directors declared a second quarter cash dividend of $0.19 per share, payable on June 6, 2013 to shareholders of record as of the close of business on May 28, 2013.

Conference Call

As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 34682814. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. Adjusted operating income and adjusted net income are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. Non-GAAP Reconciliation.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.
With more than 17,500 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of first quarter 2013, Dunkin' Brands' nearly 100 percent franchised business model included more than 10,500 Dunkin' Donuts restaurants and more than 7,000 Baskin-Robbins restaurants. For the full-year 2012, the company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 30,	March 31,
	2013	2012
Revenues:
Franchise fees and royalty income	$103,765	96,044
Rental income	22,432	22,939
Sales of ice cream products	23,580	22,723
Sales at company-owned restaurants	5,771	4,827
Other revenues	6,310	5,839
Total revenues	161,858	152,372
Operating costs and expenses:
Occupancy expenses—franchised restaurants	12,776	12,920
Cost of ice cream products	15,986	16,818
Company-owned restaurant expenses	5,655	4,816
General and administrative expenses, net	54,391	53,024
Depreciation	5,848	6,189
Amortization of other intangible assets	6,582	6,865
Impairment charges	248	9
Total operating costs and expenses	101,486	100,641
Net income of equity method investments	3,087	3,464
Operating income	63,459	55,195
Other income (expense):
Interest income	114	118
Interest expense	(20,832)	(16,696)
Loss on debt extinguishment and refinancing transactions	(5,018)	—
Other gains (losses), net	(390)	60
Total other expense	(26,126)	(16,518)
Income before income taxes	37,333	38,677
Provision for income taxes	13,672	12,763
Net income including noncontrolling interests	23,661	25,914
Net loss attributable to noncontrolling interests	(137)	(36)
Net income attributable to Dunkin’ Brands	$23,798	25,950

Earnings per share—basic	$0.22	0.22
Earnings per share—diluted	0.22	0.21

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 30,	December 29,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$179,186	252,618
Accounts, notes, and other receivables, net	48,942	53,056
Other current assets	115,601	114,106
Total current assets	343,729	419,780
Property and equipment, net	179,001	181,172
Equity method investments	161,273	174,823
Goodwill and other intangible assets, net	2,364,817	2,371,684
Other assets	67,053	70,054
Total assets	$3,115,873	3,217,513
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	26,680
Accounts payable	13,911	16,256
Other current liabilities	236,945	310,579
Total current liabilities	250,856	353,515
Long-term debt, net	1,832,467	1,823,278
Deferred income taxes, net	564,370	569,126
Other long-term liabilities	122,073	121,619
Total long-term liabilities	2,518,910	2,514,023

Total stockholders’ equity	346,107	349,975
Total liabilities and stockholders’ equity	$3,115,873	3,217,513

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	March 30,	March 31,
	2013	2012

Net cash used in operating activities	$(26,998)	(12,438)
Cash flows from investing activities:
Additions to property and equipment	(7,808)	(4,279)
Other, net	1,000	(651)
Net cash used in investing activities	(6,808)	(4,930)
Cash flows from financing activities:
Repayment of long-term debt	(14,157)	(6,441)
Payment of deferred financing and other debt-related costs	(6,115)	—
Dividends paid on common stock	(20,191)	(18,046)
Other, net	974	939
Net cash used in financing activities	(39,489)	(23,548)
Effect of exchange rates on cash and cash equivalents	(137)	206
Decrease in cash and cash equivalents	(73,432)	(40,710)
Cash and cash equivalents, beginning of period	252,618	246,715
Cash and cash equivalents, end of period	$179,186	206,005

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended
	March 30,	March 31,
	2013	2012

Operating income	$63,459	55,195
Operating income margin	39.2%	36.2%
Adjustments:
Amortization of other intangible assets	6,582	6,865
Impairment charges	248	9
Secondary offering costs	—	914
Peterborough plant closure(a)	397	—
Adjusted operating income	$70,686	62,983
Adjusted operating income margin	43.7%	41.3%

Net income attributable to Dunkin' Brands	$23,798	25,950
Adjustments:
Amortization of other intangible assets	6,582	6,865
Impairment charges	248	9
Secondary offering costs	—	914
Peterborough plant closure(a)	397	—
Loss on debt extinguishment and refinancing transactions	5,018	—
Tax impact of adjustments(b)	(4,898)	(3,115)
Adjusted net income	$31,145	30,623

Adjusted net income	$31,145	30,623
Less: Adjusted net income allocated to participating securities	—	(71)
Adjusted net income available to common shareholders	$31,145	30,552
Weighted average number of common shares – diluted	108,158,977	121,316,180
Diluted adjusted earnings per share	$0.29	0.25

(a) Represents transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs.

(b) Tax impact of adjustments, calculated at a 40% effective tax rate.